Exhibit (a)(1)(L)

Second Amendment and Supplement

to the

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including any Associated Rights)

of

Great Wolf Resorts, Inc.

at

$7.00 NET PER SHARE

by

K-9 ACQUISITION, INC.

a wholly-owned subsidiary of

K-9 HOLDINGS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON THURSDAY, MAY 3, 2012, UNLESS THE OFFER IS EXTENDED. GREAT WOLF RESORTS, INC. COMMON STOCK TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.

K-9 Acquisition, Inc., a Delaware corporation (the “Offeror” or “Merger Sub”) and a direct wholly-owned subsidiary of K-9 Holdings, Inc., a Delaware corporation (“Parent”) has previously commenced an offer to purchase all of the outstanding shares of common stock (including restricted shares), par value $0.01 per share, of Great Wolf Resorts, Inc. (the “Common Stock”) and any associated rights (“Rights”) issued pursuant to the Rights Agreement, dated March 12, 2012, between Great Wolf Resorts, Inc. (the “Company”) and Registrar and Transfer Company, as rights agent (each share of Common Stock and any associated Rights are referred to herein as a “Share”), upon the terms and subject to the conditions set forth in the (i) Offer to Purchase dated March 13, 2012, as amended and supplemented by Amendment No. 1 to the Tender Offer Statement on Schedule TO, filed March 21, 2012, Amendment No. 2 to the Tender Offer Statement on Schedule TO, filed April 5, 2012 (as so amended, the “Initial Offer to Purchase”), Amendment No. 3 to the Tender Offer Statement on Schedule TO, filed April 9, 2012, the Amendment and Supplement to the Offer to Purchase, dated April 9, 2012 (“Supplement No. 1,” and the Initial Offer to Purchase as amended by Amendment No. 3 to the Tender Offer Statement on Schedule TO, filed April 9, 2012, and Supplement No. 1, the “April 9 Offer to Purchase”), Amendment No. 4 to the Tender Offer Statement on Schedule TO, filed April 19, 2012, and this Second Amendment and Supplement to the Offer to Purchase dated April 19, 2012 (this “Supplement No. 2”), as it may be further amended and supplemented (collectively, the “Offer to Purchase”), and (ii) related letter of transmittal for shares that accompanied the Initial Offer to Purchase (the “Letter of Transmittal for Shares”), which, together with any amendments or supplements, each as may be amended or supplemented from time to time, collectively constitute the “Offer.” Among other amendments to the April 9 Offer to Purchase, pursuant to this Supplement No. 2, the Offeror is hereby offering to purchase all of the Shares at a price of $7.00 per Share, net to the seller in cash, without interest (the “Offer Price”), and subject to deduction for any applicable withholding taxes and any fees charged by a broker or nominee to beneficial holders of Shares, upon the terms and subject to the conditions of the Offer.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 12, 2012, as amended by the First Amendment to Agreement and Plan of Merger, dated as of April 6, 2012, and by the Second Amendment to Agreement and Plan of Merger, dated as of April 18, 2012 (the “Second Amendment”) (as it may be further amended, supplemented or modified, the “Merger Agreement”), by and among Parent, Merger Sub and the Company. Following the purchase by the Offeror of Shares in the Offer and, if applicable, the issuance of shares of Common Stock pursuant to the top-up option granted to the Offeror in the Merger Agreement, subject to the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement (including the successful completion of the Offer) and in accordance with the relevant provisions of the Delaware General Corporation Law, the Offeror will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly-owned subsidiary of Parent, and an indirect wholly-owned subsidiary of K-9 Investors, L.P. (the “Holding Partnership”).

The board of directors of the Company (the “Company Board”) has validly and unanimously (i) approved and declared advisable the Second Amendment, the Merger and the transactions contemplated by the Merger Agreement (as amended by the Second Amendment), including the Offer, as supplemented in accordance with the Second Amendment, (ii) declared that it is in the best interests of the stockholders of the Company that the Company enter into the Merger Agreement (as amended by the Second Amendment) and consummate the Merger and any other transactions contemplated by the Merger Agreement (as amended by the Second Amendment), (c) directed that, to the extent required by applicable law, the adoption of the Merger Agreement (as amended by the Second Amendment) be submitted to a vote at a meeting of the stockholders of the Company and (d) resolved and agreed to recommend to the stockholders of the Company that they accept the Offer, as supplemented in accordance with the Second Amendment, tender their Shares into the Offer, as supplemented in accordance with the Second Amendment, and, to the extent required by applicable law, vote in favor of the approval and adoption of the Merger Agreement (as amended by the Second Amendment) and the transactions contemplated thereby, including the Merger and the Offer, as supplemented in accordance with the Second Amendment (collectively, the “Second Updated Company Board Approval and Recommendation”). Accordingly, the Company Board has unanimously recommended that the Company’s stockholders accept the Offer, as supplemented in accordance with the Second Amendment, tender their Shares into the Offer, as supplemented in accordance with the Second Amendment, and, to the extent required by applicable law, vote in favor of the approval and adoption of the Merger Agreement (as amended by the Second Amendment) and the transactions contemplated thereby, including the Merger and the Offer, as supplemented in accordance with the Second Amendment.

You should read the entire Offer to Purchase (including this Supplement No. 2) and the related Letter of Transmittal for Shares carefully before deciding whether to tender your Shares in the Offer.

IMPORTANT

This Supplement No. 2 further amends and supplements the April 9 Offer to Purchase that, together with the Letter of Transmittal for Shares, Letter of Transmittal for Restricted Shares and Notice of Guaranteed Delivery, was previously delivered to you.

If you desire to tender all or any portion of your Shares to the Offeror in the Offer, you should either (i) (a) if Shares to be tendered are certificated, complete and sign the Letter of Transmittal for Shares (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal for Shares (including having your signature on the Letter of Transmittal for Shares guaranteed if required by Instruction 1 to the Letter of Transmittal for Shares) and mail or deliver the Letter of Transmittal for Shares and all other required documents to Computershare, the depositary for the Offer (the “Depositary”), together with certificates evidencing the shares of Common Stock tendered, and, if certificates have been issued in respect of Rights prior to the Expiration Time (as defined below), certificates representing the associated Rights, (b) if Shares to be tendered were shares of restricted Common Stock subject to vesting requirements on March 13, 2012, complete and sign the Letter of Transmittal for Restricted Shares, previously distributed by the Company on behalf of the Offeror (the “Letter of Transmittal for Restricted Shares,” and each of the Letter of Transmittal for Restricted Shares and the Letter of Transmittal for Shares, a “Letter of Transmittal”) (or a manually signed facsimile thereof) in accordance with the instructions therein, and mail or deliver the Letter of Transmittal for Restricted Shares and all other required documents to the Depositary, or (c) follow the procedure for book-entry transfer set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares” of the April 9 Offer to Purchase and as amended and supplemented by this Supplement No. 2 – or (ii) request your broker or other nominee to effect the transaction for you, in each case, prior to the Expiration Time. If your Shares are registered in the name of a broker or other nominee, you must contact such person if you wish to tender those Shares.

If you wish to tender Shares to the Offeror and cannot deliver certificates evidencing those shares of Common Stock, and, if certificates have been issued in respect of Rights prior to the Expiration Time, cannot deliver certificates representing those associated Rights, and all other required documents to the Depositary on or prior to the date and time upon which the Offer expires (the “Expiration Time”), or you otherwise cannot comply with the procedures for book-entry transfer of Shares held in book-entry form at The Depository Trust Company on a timely basis, you may be able to tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares” – of the April 9 Offer to Purchase, and as amended and supplemented by this Supplement No. 2.

Although the Letter of Transmittal for Shares, the Letter of Transmittal for Restricted Shares and the Notice of Guaranteed Delivery previously circulated with the Initial Offer to Purchase, or by the Company on behalf of the Offeror, refer only to the Initial Offer to Purchase and not this Supplement No. 2, stockholders using such documents to tender their Shares will nevertheless be deemed to be tendering pursuant to the Offer and will receive the increased Offer Price described in this Supplement No. 2. Shares previously validly tendered and not validly withdrawn constitute valid tenders for purposes of the Offer and stockholders are not required to take any further action with respect to such tendered Shares in order to receive the increased Offer Price of $7.00 per Share.

Questions and requests for assistance regarding the Offer or any of the terms thereof may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the April 9 Offer to Purchase and this Supplement No. 2. Additional copies of this Supplement No. 2, Supplement No. 1, the Initial Offer to Purchase, the related Letter of Transmittal for Shares and any other materials related to the Offer may be obtained from the Information Agent or the Dealer Manager. Additionally, copies of this Supplement No. 2, Supplement No. 1, the Initial Offer to Purchase, the related Letter of Transmittal for Shares and any other material related to the Offer may be obtained at the website maintained by the U.S. Securities and Exchange Commission (the “SEC”) at http://www.sec.gov. Stockholders may also contact their broker or other nominee for assistance or copies of these documents.

This Supplement No. 2 should be read in conjunction with the April 9 Offer to Purchase. Except as otherwise set forth in this Supplement No. 2, the terms and conditions previously set forth in the April 9 Offer to Purchase and the related Letters of Transmittal remain applicable in all respects to the Offer. Unless the context requires otherwise, all capitalized terms used but not defined in this Supplement No. 2 have the meanings ascribed to them in the April 9 Offer to Purchase.

This transaction has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

i

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

299 Park Avenue

New York, New York 10171

Banks and Brokers Call Collect: (212) 821-6071

All Others Please Call Toll-Free: (855) 565-0223

April 19, 2012

ii

TABLE OF CONTENTS

SUMMARY TERM SHEET		S-1

INTRODUCTION		1

THE TENDER OFFER		2
1.	Terms of the Offer	2
2.	Acceptance for Payment and Payment for Shares	2
3.	Procedures for Accepting the Offer and Tendering Shares	2
4.	Withdrawal Rights	3
5.	Certain United States Federal Income Tax Consequences	3
6.	Price Range of Shares; Dividends	3
7.	Certain Information Concerning the Company	3
8.	Certain Information Concerning Management VII, the Holding Partnership, Parent and the Offeror	3
9.	Source and Amount of Funds	3
10.	Background of the Offer; Past Contacts or Negotiations with the Company	4
11.	The Merger Agreement and Other Agreements	5
12.	Purpose of the Offer; Plans for the Company	6
13.	Certain Effects of the Offer	6
14.	Certain Conditions of the Offer	6
15.	Certain Legal Matters; Regulatory Approvals	6
16.	Fees and Expenses	6
17.	Miscellaneous	6

iii

SUMMARY TERM SHEET

Pursuant to the Agreement and Plan of Merger, dated as of March 12, 2012, as amended by the First Amendment to Agreement and Plan of Merger, dated as of April 6, 2012, and by the Second Amendment to Agreement and Plan of Merger, dated as of April 18, 2012, by and among K-9 Acquisition, Inc., a Delaware corporation, K-9 Holdings, Inc., a Delaware corporation, and Great Wolf Resorts, Inc., a Delaware corporation, the Offeror is amending its offer to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Company, including restricted shares, and any associated Rights to, among other things, increase the offer price to $7.00 per share net to the seller in cash, without interest and subject to deduction for any applicable withholding taxes.

Unless the context indicates otherwise, in this Supplement No. 2, we use the terms “us,” “we,” and “our” to refer to the Offeror and, where appropriate, Parent and the Offeror, collectively.

The following are some questions you, as a stockholder of the Company, may have about the Second Amendment, the changes to the Offer, and certain related matters, and answers to those questions. This section, entitled Summary Term Sheet (this “Summary Term Sheet”), provides important and material information about our Offer that is described in more detail elsewhere in this Supplement No. 2, but this Summary Term Sheet may not include all of the information about our Offer that is important to you. We urge you to carefully read the remainder of this Supplement No. 2 in conjunction with the April 9 Offer to Purchase and the related Letters of Transmittal. We have included cross-references in this Summary Term Sheet to other sections of this Supplement No. 2 to direct you to the sections of this Supplement No. 2 in which more complete descriptions of the topics covered in this Summary Term Sheet appear.

How are you amending the Offer?

On April 18, 2012, we and the Company entered into the Second Amendment. Pursuant to the Second Amendment, we have amended our Offer to, among other things, increase the offer price from $6.75 per Share to $7.00 per Share, net to the seller in cash, without interest, and subject to deduction for any applicable withholding taxes and any fees charged by a broker or nominee to beneficial holders of Shares. We are also extending the Offer as required by Rule 14d-4 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as permitted by the Second Amendment. The most recent previously scheduled Expiration Time of 12:00 midnight, New York City time, on Friday, April 20, 2012, is changed to 9:00 a.m., New York City time, on Thursday, May 3, 2012. See Section 1 – “Terms of the Offer” – of this Supplement No. 2.

What are the most significant changes to the Merger Agreement resulting from the Second Amendment?

The Second Amendment, among other things:

•

requires us to increase the Offer Price to be paid in the Offer, from $6.75 per Share to $7.00 per Share, net to the seller in cash, without interest thereon and subject to deduction for any applicable withholding taxes;

•	permits us to extend the Offer until 9:00 a.m., New York City time, on Thursday, May 3, 2012;

•

requires the Company to represent and warrant to us, among other things, (i) that its financial advisor has delivered its written opinion to the Company Board regarding the fairness of the Offer Price and the consideration payable in the Merger (the “Second Updated Fairness Opinion”) and (ii) that the Company Board has made the Second Updated Company Board Approval and Recommendation;

•

releases the Company from its obligation to assist Parent and the Offeror in connection with the arrangement of the working capital credit facility referenced in the Forward Purchase Commitment Letter;

•	permits the issuers of the First Mortgage Notes to no longer seek the Covenant Amendments in the Consent Solicitation; and

•	increases certain fees and expenses payable by Great Wolf to the Offeror upon termination of the Merger Agreement under certain circumstances proportionately for the increased Offer Price:

•	from $6,700,000 to $6,948,000 in respect of fees; and

•	from up to $2,300,000 to up to $2,385,000 in respect of expenses.

The Second Amendment also includes certain other modifications to the Merger Agreement. See Section 11 – “The Merger Agreement and Other Agreements” of this Supplement No. 2.

Does the Company Board recommend that I tender my Shares in connection with the amended Offer?

Yes. We are conducting the amended Offer pursuant to the Merger Agreement and the Second Amendment, which have been approved by the Company Board. The Company Board has unanimously:

•

approved and declared advisable the Second Amendment, the Merger and the transactions contemplated by the Merger Agreement (as amended by the Second Amendment), including the Offer, as supplemented in accordance with the Second Amendment;

•

declared that it is in the best interests of the stockholders of the Company that the Company enter into the Merger Agreement (as amended by the Second Amendment) and consummate the Merger and any other transactions contemplated by the Merger Agreement (as amended by the Second Amendment);

•

directed that, to the extent required by applicable law, the adoption of the Merger Agreement (as amended by the Second Amendment) be submitted to a vote at a meeting of the stockholders of the Company; and

•

resolved and agreed to recommend to the stockholders of the Company that they accept the Offer, as supplemented in accordance with the Second Amendment, tender their Shares into the Offer, as supplemented in accordance with the Second Amendment, and, to the extent required by applicable law, vote in favor of the approval and adoption of the Merger Agreement (as amended by the Second Amendment) and the transactions contemplated thereby, including the Merger and the Offer, as supplemented in accordance with the Second Amendment.

Accordingly, the Company Board has unanimously recommended that the Company’s stockholders accept the Offer, as supplemented in accordance with the Second Amendment, tender their Shares into the Offer, as supplemented in accordance with the Second Amendment, and, to the extent required by applicable law, vote in favor of the approval and adoption of the Merger Agreement (as amended by the Second Amendment) and the transactions contemplated thereby, including the Merger and the Offer, as supplemented in accordance with the Second Amendment. See Section 10 – “Background of the Offer; Past Contacts or Negotiations with the Company” – of this Supplement No. 2. The full text of the recommendation and a more complete description of the Company Board’s reasons for approving the amended Offer and the Second Amendment will be set forth in the Company’s Amended Solicitation/Recommendation Statement on Schedule 14D-9/A, which is expected to be filed with the SEC.

Has the expiration date of the Offer been changed?

Yes. On April 18, 2012, Parent, the Offeror and the Company entered into the Second Amendment, pursuant to which the Offeror increased the Offer Price from $6.75 per Share to $7.00 per share. As required by Rule 14d-4 promulgated by the SEC under the Exchange Act and as expressly permitted by the Second Amendment, we are extending the Offer. The expiration time of the amended Offer is 9:00 a.m., New York City time, on Thursday, May 3, 2012, unless the amended Offer is extended in accordance with the Merger Agreement. The most recent previously scheduled expiration time of the Offer was 12:00 midnight, New York City time, on April 20, 2012. See Section 1 – “Terms of the Offer” – and Section 11 “The Merger Agreement and Other Agreements” of this Supplement No. 2.

If I already tendered my Shares in the offer, do I have to do anything now?

No. Company stockholders do not have to take any action regarding any Shares previously validly tendered and not validly withdrawn. If the Offer is completed, these Shares will be accepted for payment and such stockholder will receive the increased Offer Price of $7.00 per Share, net to the seller in cash, without interest, and subject to deduction for any applicable withholding taxes and any fees charged by a broker or nominee to beneficial holders of Shares. See Section 1 – “Terms of the Offer” – and Section 3 – “Procedures for Accepting the Offer and Tendering Shares” – of this Supplement No. 2.

Do you have the financial resources to make payment?

Yes. With the increased Offer Price, we estimate that we will need up to approximately $258,700,000 to purchase Shares in the Offer, to provide funding for the consideration to be paid in the Merger, and to pay certain fees and expenses related to the transactions. The Apollo Funds delivered a Second Amended and Restated Equity Commitment Letter (as defined in Section 9 – “Source and Amount of Funds” – of this Supplement No. 2), pursuant to which the Apollo Funds have increased their equity commitment to $258,700,000. The equity financing to be provided by the Apollo Funds pursuant to the Second Amended and Restated Equity Commitment Letter will be sufficient to pay the Offer Price for all Shares tendered in the Offer and exchanged in the Merger, all related fees and expenses and certain fees and expenses related to the Holding Partnership COC Offer. See Section 9 – “Source and Amount of Funds” – of this Supplement No. 2.

Are there any other material changes to the debt matters related to the proposed transactions?

Yes. As contemplated by the Second Amendment, the Company is no longer required to assist Parent and the Offeror in connection with the arrangement of the working capital credit facility referenced in the Forward Purchase Commitment Letter. Further, the Second Amendment permits the issuers of the First Mortgage Notes to no longer seek the Covenant Amendments in the Consent Solicitation. As a result, the issuers of the First Mortgage Notes are delivering Supplement No. 3 dated as of April 19, 2012, to the Consent Solicitation Statement dated as of March 13, 2012 (as previously amended), to holders of the First Mortgage Notes, pursuant which the issuers of the First Mortgage Notes will no longer seek consents to the Covenant Amendments but will continue to seek the Required Notes Consent solely for the Change of Control Amendments. In connection with this change, the expiration time for the Consent Solicitation has also been extended to 5:00 p.m., New York City time, on Friday, April 27, 2012, unless further extended.

What is the market value of my shares of Common Stock as of a recent date?

On April 18, 2012, the last full day of trading before we and the Company announced that we had entered into the Second Amendment and commenced the amended Offer, the closing price of the shares of Common Stock on the NASDAQ Global Market was $7.16 per share. The Offer Price of $7.00 per share represents a premium of 142.2% to the six-month average of Great Wolf’s share price ending on March 12, 2012, a premium of 110.8% over the ninety-day average of Great Wolf’s share price ending on March 12, 2012, and a premium of 67.1% over Great Wolf’s closing stock price on March 12, 2012, the last trading day before the Offeror announced and commenced the Offer. See Section 6 – “Price Range of Shares; Dividends” – of this Supplement No. 2.

Who should I talk to if I have questions about the Offer?

You may call MacKenzie Partners, Inc. at (800) 322-2885 (toll free) or UBS Securities LLC at (855) 565-0223 (toll free). MacKenzie Partners, Inc. is acting as the information agent and UBS Securities LLC is acting as the dealer manager for the Offer. See the back cover of this Supplement No. 2.

To the Holders of Shares of

Common Stock of the Company

INTRODUCTION

The following information (this “Supplement No. 2”) amends and supplements the Offer to Purchase, dated March 13, 2012, as amended by Amendment No. 1 to the Tender Offer Statement on Schedule TO, filed March 21, 2012, Amendment No. 2 to the Tender Offer Statement on Schedule TO, filed April 5, 2012 (the “Initial Offer to Purchase”), Amendment No. 3 to the Tender Offer Statement on Schedule TO, filed April 9, 2012, the Amendment and Supplement to the Offer to Purchase, dated April 9, 2012 (“Supplement No. 1,” and the Initial Offer to Purchase as amended and supplemented by Amendment No. 3 to the Tender Offer Statement on Schedule TO, filed April 9, 2012, and Supplement No. 1, the “April 9 Offer to Purchase”), and Amendment No. 4 to the Tender Offer Statement on Schedule TO, filed April 19, 2012 (as it may be further amended and supplemented the “Offer to Purchase”), of K-9 Acquisition, Inc., a Delaware corporation (the “Offeror” or “Merger Sub”) and a direct wholly-owned subsidiary of K-9 Holdings, Inc., a Delaware corporation (“Parent”), pursuant to which the Offeror has previously commenced an offer to purchase all of the outstanding shares of common stock (including restricted shares), par value $0.01 per share, of Great Wolf Resorts, Inc. (the “Common Stock”) and any associated rights (“Rights”) issued pursuant to the Rights Agreement, dated March 12, 2012, between Great Wolf Resorts, Inc. (the “Company”) and Registrar and Transfer Company, as rights agent (each share of Common Stock and any associated Rights are referred to herein as a “Share”), upon the terms and subject to the conditions set forth in (i) this Supplement No. 2 , (ii) the April 9 Offer to Purchase, (iii) the related letter of transmittal for shares that accompanied the Initial Offer to Purchase (the “Letter of Transmittal for Shares”), and (iv) the related letter of transmittal for restricted shares previously distributed by the Company on behalf of the Offeror (the “Letter of Transmittal for Restricted Shares”) which, together with any amendments or supplements, each as may be amended or supplemented from time to time, collectively constitute the “Offer.” Among other amendments to the April 9 Offer to Purchase, pursuant to this Supplement No. 2, the Offeror is hereby (i) offering to purchase all of the outstanding Shares at a price of $7.00 per Share, net to the seller in cash, without interest (the “Offer Price”), and subject to deduction for any applicable withholding taxes and any fees charged by a broker or nominee to beneficial holders of Shares, upon the terms and subject to the conditions of the Offer and (ii) extending the Expiration Time of the Offer until 9:00 a.m., New York City time, on Thursday, May 3, 2012.

This Supplement No. 2 should be read in conjunction with the April 9 Offer to Purchase. Except as otherwise set forth in this Supplement No. 2, the terms and conditions previously set forth in the April 9 Offer to Purchase and related Letters of Transmittal remain applicable in all respects to the Offer.

Procedures for tendering Shares are set forth in Section 3 of the April 9 Offer to Purchase, as further supplemented by Section 3 of this Supplement No. 2. Tendering stockholders may continue to use the Letters of Transmittal and the Notice of Guaranteed Delivery previously circulated with the Initial Offer to Purchase. While the Letters of Transmittal previously circulated refer only to the Initial Offer to Purchase, stockholders will nevertheless be deemed to be tendering pursuant to the amended Offer (including the amendments and supplements made by this Supplement No. 2) and will receive the increased Offer Price of $7.00 per Share described in this Supplement No. 2 if Shares are accepted for payment and paid for by the Offeror pursuant to the Offer.

SHARES PREVIOUSLY VALIDLY TENDERED PURSUANT TO THE INITIAL OFFER TO PURCHASE OR THE APRIL 9 OFFER TO PURCHASE AND A RELATED LETTER OF TRANSMITTAL AND NOT VALIDLY WITHDRAWN CONSTITUTE VALID TENDERS FOR PURPOSES OF THE OFFER. HOLDERS OF SHARES WHO HAVE VALIDLY TENDERED AND NOT VALIDLY WITHDRAWN THEIR SHARES ARE NOT REQUIRED TO TAKE ANY FURTHER ACTION WITH RESPECT TO SUCH SHARES IN ORDER TO RECEIVE THE INCREASED OFFER PRICE OF $7.00 PER SHARE IF SHARES ARE ACCEPTED FOR PAYMENT AND PAID FOR BY THE OFFEROR PURSUANT TO THE OFFER, EXCEPT AS MAY BE REQUIRED BY THE GUARANTEED DELIVERY PROCEDURE IF SUCH PROCEDURE WAS UTILIZED.

Parent, the Offeror and the Company entered into a Second Amendment to Agreement and Plan of Merger, dated as of April 18, 2012 (the “Second Amendment”), which amends that certain Agreement and Plan of Merger, dated as of March 12, 2012, as amended by the First Amendment to Agreement and Plan of Merger, dated as of April 6, 2012 (as it may be further amended, supplemented or modified, the “Merger Agreement”), by and among Parent, the Offeror and the Company. The Offer is being made pursuant to the Merger Agreement, as amended by the Second Amendment. The Second Amendment provides for, among other things, (i) an increase in the price per Share to be paid pursuant to the Offer from $6.75 per Share to $7.00 per Share, net to the seller in cash, without interest, and subject to deduction for any applicable withholding taxes and any fees charged by a broker or nominee to beneficial holders of Shares, (ii) an extension of the Expiration Time of the Offer until 9:00 a.m., New York City time, on Thursday, May 3, 2012; (iii) certain representations and warranties by the Company to us regarding the Second Updated Fairness Opinion (as defined below) and the Second Updated Company Board Approval and Recommendation (as defined on the Cover Page of this Supplement No. 2), (iv) the timely filing of the Schedule TO/A (as defined in Section 17 – “Miscellaneous” – of this Supplement No. 2), including this Supplement No. 2, and the Schedule 14D-9/A (as defined below), including the Second Updated Fairness Opinion and the Second

Updated Company Board Approval and Recommendation, each in compliance with applicable securities laws, (v) the elimination of certain of the Company’s and its subsidiaries’ obligations related to certain debt matters and (vi) an increase in certain fees payable to Parent and Merger Sub in certain circumstances if the Merger Agreement is terminated.

The board of directors of the Company (the “Company Board”) has unanimously recommended that the Company’s stockholders accept the Offer, as supplemented in accordance with the Second Amendment, tender their Shares into the Offer, as supplemented in accordance with the Second Amendment, and, to the extent required by law, vote in favor of the approval and adoption of the Merger Agreement (as amended by the Second Amendment) and the transactions contemplated thereby, including the Merger and the Offer, as supplemented in accordance with the Second Amendment. The full text of the recommendation and a more complete description of the Company Board’s reasons for approving the amended Offer and the Merger will be set forth in the Company’s Amended Solicitation/Recommendation Statement on Schedule 14D-9/A (the “Schedule 14D-9/A”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is expected to be filed with the U.S. Securities and Exchange Commission (the “SEC”).

This Supplement No. 2, the April 9 Offer to Purchase and the related Letters of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1.	Terms of the Offer.

Section 1 of the April 9 Offer to Purchase is hereby amended and supplemented as follows:

The Offeror has increased the price per Share to be paid in the Offer to $7.00 per Share, net to the seller in cash, without interest and subject to deduction for (i) any applicable withholding taxes and (ii) any fees charged by a broker or nominee to beneficial holders of Shares, from the most recent offer price of $6.75 per Share. All stockholders whose Shares are validly tendered (including Shares tendered and not validly withdrawn prior to the date of this Supplement No. 2) and not validly withdrawn prior to the Expiration Time will receive the Offer Price.

The most recent previously scheduled expiration time for the Offer was 12:00 midnight, New York City time, on Friday, April 20, 2012. As required by Rule 14d-4 promulgated by the SEC under the Exchange Act and the Merger Agreement, the Expiration Time of the Offer has been extended until 9:00 a.m., New York City time, on Thursday, May 3, 2012.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the Merger Agreement, the Offeror will accept for payment and will pay for all Shares validly tendered prior to the Expiration Time and not validly withdrawn in accordance with Section 4 – “Withdrawal Rights” of the April 9 Offer to Purchase.

The Depositary has informed the Offeror that, as of 4:00 p.m. on Wednesday, April 18, 2012, 3,378,507 shares of Common Stock have been validly tendered and not validly withdrawn.

2.	Acceptance for Payment and Payment for Shares.

Section 2 of the April 9 Offer to Purchase is hereby amended and supplemented as follows:

All holders whose Shares are validly tendered (including Shares tendered and not validly withdrawn prior to the date of this Supplement No. 2) and not validly withdrawn prior to the Expiration Time will receive the Offer Price and need not take any additional actions.

3.	Procedures for Accepting the Offer and Tendering Shares.

Section 3 of the April 9 Offer to Purchase is hereby amended and supplemented as follows:

Holders tendering their Shares should continue to use the Letters of Transmittal previously circulated with the Initial Offer to Purchase, or distributed by the Company on behalf of the Offeror. Holders tendering their Shares according to the guaranteed delivery procedure set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares” – in the Initial Offer to Purchase may do so using the Notice of Guaranteed Delivery previously circulated with the Initial Offer to Purchase.

Although the Letters of Transmittal and Notice of Guaranteed Delivery previously circulated refer only to the Initial Offer to Purchase (and the then-current offer price of $5.00 per Share), holders of Shares using such Letters of Transmittal and Notice of Guaranteed Delivery to tender their Shares will nevertheless be deemed to be tendering pursuant to the Offer and will receive the Offer Price of $7.00 per Share for each Share validly tendered and not validly withdrawn pursuant to the Offer, subject to the terms and conditions of the Offer and the Merger Agreement.

The procedures for guaranteed delivery may not be used to tender Restricted Shares.

Shares previously validly tendered pursuant to the Letters of Transmittal previously circulated and not validly withdrawn constitute valid tenders for purposes of the Offer. Holders of Shares who have validly tendered and not validly withdrawn their Shares are not required to take any further action with respect to such Shares in order to receive the increased Offer Price if Shares are accepted for payment and paid for by the Offeror pursuant to the Offer, except as may be required by the guaranteed delivery procedures if such procedures were utilized.

4.	Withdrawal Rights.

The withdrawal rights pursuant to the Offer are set forth in Section 4 – “Withdrawal Rights” – of the Initial Offer to Purchase.

5.	Certain United States Federal Income Tax Consequences.

A discussion of certain United States federal income tax consequences of the Offer is set forth in Section 5 – “Certain United States Federal Income Tax Consequences” – of the Initial Offer to Purchase.

6.	Price Range of Shares; Dividends.

Section 6 of the April 9 Offer to Purchase is hereby amended and supplemented as follows:

The following table sets forth, for the periods indicated, the high and low sale prices per share of Common Stock on the NASDAQ Global Market. Prior to any Triggering Event, the Rights will trade together with the Common Stock.

	Common Stock
	High	Low
Fiscal Year 2012
Second quarter (through April 18, 2012)	$7.58	$5.59

On April 18, 2012, the last full day of trading before we and the Company announced that we had entered into the Second Amendment and commenced the amended Offer, the closing price of the shares of Common Stock on the NASDAQ Global Market was $7.16 per share. The Offer Price of $7.00 per share represents a premium of 142.2% to the six-month average of Great Wolf’s share price ending on March 12, 2012, a premium of 110.8% over the ninety-day average of Great Wolf’s share price ending on March 12, 2012, and a premium of 67.1% over Great Wolf’s closing stock price on March 12, 2012, the last trading day before the Offeror announced and commenced the Offer.

Stockholders are urged to obtain a current market quotation for the Shares before deciding whether or not to tender.

7.	Certain Information Concerning the Company.

Certain information concerning the Company is set forth in Section 7 – “Certain Information Concerning the Company” – of the April 9 Offer to Purchase.

8.	Certain Information Concerning Management VII, the Holding Partnership, Parent and the Offeror.

Certain information concerning Management VII, the Holding Partnership, Parent and the Offeror is set forth in Section 8 – “Certain Information Concerning Management VII, the Holding Partnership, Parent and the Offeror” – of the Initial Offer to Purchase.

9.	Source and Amount of Funds.

Section 9 of the April 9 Offer to Purchase is hereby amended and supplemented as follows:

The Offer and the Merger are not subject to financing conditions. With the increased Offer Price, we estimate that we will need up to approximately $258,700,000 to purchase Shares in the Offer, to provide funding for the consideration to be paid in the Merger, and to pay certain fees and expenses related to the transactions. The equity financing to be provided by the Apollo Funds pursuant to the Second Amended and Restated Equity Commitment Letter (as defined below) will be sufficient to pay the Offer Price for all Shares tendered in the Offer and exchanged in the Merger, all related fees and expenses and certain fees and expenses related to the Holding Partnership COC Offer.

Set forth below is a summary of the amendments to our equity financing for the Offer, the Merger and the other transactions contemplated by the Merger Agreement. The following summary is qualified in its entirety by reference to the Second Amended and Restated Equity Commitment Letter, a copy of which has been filed as an exhibit to the Schedule TO/A and is incorporated herein by reference.

Equity Financing. Simultaneously with the execution of the Second Amendment and the April 18 Amended and Restated Limited Guarantee (as defined below), Parent has received a Second Amended and Restated Equity Commitment Letter, dated as of April 18, 2012, from the Apollo Funds (the “Second Amended and Restated Equity Commitment Letter”) pursuant to which the Apollo Funds have committed, subject to the conditions of the Second Amended and Restated Equity Commitment Letter, equity financing in an aggregate amount equal to $258,700,000. Otherwise, the terms and conditions of the Amended and Restated Equity Commitment Letter remain unchanged.

Consent Solicitation. The Second Amendment permits the issuers of the First Mortgage Notes to no longer seek the Covenant Amendments in the Consent Solicitation. As a result, the issuers of the First Mortgage Notes are delivering Supplement No. 3 dated as of April 19, 2012, to the Consent Solicitation Statement dated as of March 13, 2012 (as previously amended), to holders of the First Mortgage Notes, pursuant which the issuers of the First Mortgage Notes will no longer seek consents to the Covenant Amendments but will continue to seek the Required Notes Consent solely for the Change of Control Amendments. In connection with this change, the expiration time for the Consent Solicitation has also been extended to 5:00 p.m., New York City time, on Friday, April 27, 2012, unless further extended.

Holding Partnership COC Offer. The Holding Partnership has extended the Holding Partnership COC Offer until 9:00 a.m., New York City time, on Wednesday, May 2, 2012, unless further extended or earlier terminated. Accordingly, the tender deadline under the Holding Partnership COC Offer is extended to 5:00 p.m., New York City time, on Friday, April 27, 2012, and the withdrawal deadline is extended to 5:00 p.m., New York City time, on Monday, April 30, 2012. The Holding Partnership COC Offer was previously scheduled to expire at 9:00 a.m., New York City time, on April 20, 2012.

10.	Background of the Offer; Past Contacts or Negotiations with the Company.

Section 10 of the April 9 Offer to Purchase is hereby amended and supplemented as follows:

On April 8, 2012, the Company informed the Offeror that it had received a second unsolicited offer from KSL Capital Partners Management III, LLC (“KSL”) to acquire the Company’s outstanding Shares at a price of $7.00 per Share, subject to certain conditions, including due diligence and certain conditions related to debt waivers, and the Company issued a press release announcing that it had received the unsolicited offer.

On April 15, 2012, the Company informed Parent and the Offeror of (i) the completion of KSL’s due diligence, (ii) its receipt of a binding offer from KSL to acquire all of the issued and outstanding Shares at a price of $7.00 per share, on the terms and conditions set forth in the documentation (which included a merger agreement, equity commitment letter and limited guarantee, each executed by KSL or affiliates of KSL) accompanying such offer (the “April 15 Binding KSL Offer”), (iii) the Company Board’s determination that the April 15 Binding KSL Offer constituted a Superior Proposal (as defined in the Merger Agreement, as amended) and (iv) its intention to terminate the Merger Agreement due to such offer, subject to the Offeror’s right to match the Superior Proposal within three business days.

Later on April 15, 2012, the Company issued a press release confirming receipt of the April 15 Binding KSL Offer and delivery of the related notice to Parent.

On the morning of April 18, 2012, Management VII submitted to the Company a binding offer (the “April 18 Binding Apollo Offer”) to amend the Merger Agreement to match certain terms of the April 15 Binding KSL Offer by (i) increasing the Offer Price to $7.00, with a proportional increase in certain fees and expenses payable to the Offeror following termination of the Merger Agreement in certain circumstances, and (ii) eliminating certain obligations of the Company and its subsidiaries related to (a) assisting Parent and the Offeror with the arrangement of the working capital credit facility referenced in the Forward Purchase Commitment Letter and (b) seeking certain amendments to the covenants in the indenture governing the First Mortgage Notes. Following this proposal, Paul Weiss and Akin Gump met telephonically to discuss aspects of the definitive amendment to the Merger Agreement addressing these and other related points.

On the afternoon of April 18, 2012, the Company Board held a telephonic meeting. At that meeting, the Company Board considered and evaluated the April 18 Binding Apollo Offer as compared to the April 15 Binding KSL Offer and determined, after consultation with its legal and financial advisors, that the adjustments in the terms and conditions of the Merger Agreement to implement the April 18 Binding Apollo Offer would result in a transaction that would be no less favorable to the stockholders of the Company than the April 15 Binding KSL Offer. The Company Board therefore determined that, in light of the April 18 Binding Apollo Offer, the April 15 Binding KSL Offer no longer constituted a Superior Proposal. The Company Board thereafter unanimously approved and declared advisable the Second Amendment, the Merger and the transactions contemplated by the Merger Agreement (as amended by the Second Amendment), including the Offer, as supplemented in accordance with the Second Amendment, declared that it is in the best interests of the stockholders of the Company that the Company enter into the Merger Agreement (as amended by the Second Amendment) and consummate the Merger and any other transactions contemplated by the Merger Agreement (as amended by the Second Amendment), directed that, to the extent required by applicable law, the adoption of the Merger Agreement (as amended by the Second Amendment)

be submitted to a vote at a meeting of the stockholders of the Company, and resolved and agreed to recommend to the stockholders of the Company that they accept the Offer, as supplemented in accordance with the Second Amendment, tender their Shares into the Offer, as supplemented in accordance with the Second Amendment, and, to the extent required by applicable law, vote in favor of the approval and adoption of the Merger Agreement (as amended by the Second Amendment), and the transactions contemplated thereby, including the Merger and the Offer, as supplemented in accordance with the Second Amendment, in each case on the terms and subject to the conditions of the Merger Agreement (as amended by the Second Amendment).

Later on April 18, 2012, Parent and the Company issued a joint press release announcing the Second Amendment to the Merger Agreement, the increased Offer Price contemplated thereby, the extension of the Expiration Time, and that the Company was no longer proceeding with its consideration and evaluation of the April 15 Binding KSL Offer.

In the late evening of April 18, 2012, the Company informed Parent and the Offeror of its receipt of a binding unsolicited offer from KSL to acquire all of the issued and outstanding Shares at a price of $7.25 per share, on the terms and conditions set forth in the documentation (which included a merger agreement, equity commitment letter and limited guarantee, each executed by KSL or affiliates of KSL) accompanying such offer (the “April 18 Binding KSL Offer”).

In the early morning of April 19, 2012, the Company informed Parent and the Offeror of the Company Board’s determination that the April 18 Binding KSL Offer constituted a Superior Proposal and the Company’s intention to terminate the Merger Agreement due to such offer, subject to the Offeror’s right to match the Superior Proposal within three business days.

Later in the morning of April 19, 2012, the Company issued a press release confirming receipt of the April 18 Binding KSL Offer and delivery of the related notice to Parent.

During the Offer, Parent and the Offeror intend to continue to have ongoing contacts with the Company and its directors, officers and stockholders.

11.	The Merger Agreement and Other Agreements.

Section 11 of the April 9 Offer to Purchase is hereby amended and supplemented as follows:

The following is a summary of the material provisions of the Second Amendment, a copy of which has been filed with the SEC as an exhibit to the Schedule TO/A. The summary is qualified in its entirety by reference to the Second Amendment, which is incorporated by reference herein. Capitalized terms used in this Section 11 – “The Merger Agreement and Other Agreements,” – but not defined herein shall have the respective meanings given to them in the Merger Agreement.

The Merger Agreement. Pursuant to the Second Amendment:

(a)	The offer price to be paid in the Offer, upon the terms and subject to the conditions set forth in the Merger Agreement, the Second Amendment, the April 9 Offer to Purchase, Supplement No. 2 and the related Letters of Transmittal, is increased from $6.75 per Share to $7.00 per Share, net to the seller in cash, without interest thereon and subject to deduction for any applicable withholding taxes;

(b)	The Expiration Time of the Offer is extended until 9:00 a.m., New York City time, on Thursday, May 3, 2012;

(c)	The Company represents and warrants to us, among other things (i) that its financial advisor has delivered its written opinion to the Company Board regarding the fairness of the Offer Price and the consideration payable in the Merger (the “Second Updated Fairness Opinion”), and (ii) that the Company Board has made the Second Updated Company Board Approval and Recommendation;

(d)	We are required to timely file the Schedule TO/A, including this Supplement No. 2, in compliance with applicable securities laws;

(e)	The Company is required to use its reasonable best efforts to file the Schedule 14D-9/A, including the Second Updated Fairness Opinion and the Second Updated Company Board Approval and Recommendation, on the same day that we file the Schedule TO/A, in compliance with applicable securities laws;

(f)	The Company is no longer required to assist Parent and the Offeror in connection with the arrangement of the working capital credit facility referenced in the Forward Purchase Commitment Letter;

(g)	The issuers of the First Mortgage Notes are permitted to no longer seek the Covenant Amendments in the Consent Solicitation; and

(h)	The amount of the Company Termination Fee is increased (i) in certain circumstances, from $6,700,000 plus reimbursement of certain expenses up to $2,300,000, to $6,948,000 plus reimbursement of certain expenses up to $2,385,000 and (ii) in certain other circumstances, from reimbursement of certain expenses up to $2,300,000, to reimbursement of certain expenses up to $2,385,000; and

In addition, the Second Amendment also includes certain other minor modifications to the Merger Agreement, including updating various recitals, representations and warranties and definitions related to the substantive amendments described above.

The Amended and Restated Limited Guarantee. Simultaneously with the execution of the Second Amendment and the Second Amended and Restated Equity Commitment Letter, the Apollo Funds executed an Amended and Restated Limited Guarantee, dated as of April 18, 2012, in favor of the Company (the “April 18 Amended and Restated Limited Guarantee”) in order to update certain provisions with references to the Second Amendment and the Second Amended and Restated Equity Commitment Letter. Otherwise, the terms and conditions of the Amended and Restated Limited Guarantee remain unchanged.

12.	Purpose of the Offer; Plans for the Company.

A discussion of the purpose of the Offer and plans for the Company is set forth in Section 12 – “Purpose of the Offer; Plans for the Company” – of the Initial Offer to Purchase.

13.	Certain Effects of the Offer.

A discussion of certain effects of the Offer is set forth in Section 13 – “Certain Effects of the Offer” – of the Initial Offer to Purchase.

14.	Certain Conditions of the Offer.

A discussion of certain conditions of the Offer is set forth in Section 14 – “Certain Conditions of the Offer” – of the Initial Offer to Purchase.

15.	Certain Legal Matters; Regulatory Approvals.

A discussion of certain legal matters and regulatory approvals is set forth in Section 15 – “Certain Legal Matters; Regulatory Approvals” – of the April 9 Offer to Purchase.

16.	Fees and Expenses.

A discussion of fees and expenses is set forth in Section 16 – “Fees and Expenses” – of the Initial Offer to Purchase.

17.	Miscellaneous.

Section 17 of the April 9 Offer to Purchase is hereby amended and supplemented as follows:

The Offeror has filed with the SEC an Amendment No. 4 to the Tender Offer Statement on Schedule TO (the “Schedule TO/A”) pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company is expected to file with the SEC an Amended Solicitation/Recommendation Statement on Schedule 14D-9/A, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company Board with respect to the amended Offer and the reasons for such recommendation and furnishing certain additional related information. Once filed, a copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7 – “Certain Information Concerning the Company” – in the Initial Offer to Purchase.

K-9 ACQUISITION, INC.

APRIL 19, 2012

Manually signed facsimiles of the appropriate Letter of Transmittal, properly completed, will be accepted. The appropriate Letter of Transmittal and, if Shares to be tendered are certificated, certificates evidencing shares of Common Stock, and, if certificates have been issued in respect of Rights prior to the Expiration Time, certificates representing the associated Rights, and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

By Mail: Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Facsimile Transmission: For Eligible Institutions Only: (617) 360-6810 For Confirmation Only Telephone: (781) 575-2332	By Overnight Courier: Computershare c/o Voluntary Corporate Actions 250 Royall Street Canton, MA 02021

Other Information:

Questions or requests for assistance or additional copies of the Initial Offer to Purchase, Supplement No. 1, this Supplement No. 2, the Letters of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

299 Park Avenue

New York, New York 10171

Banks and Brokers Call Collect: (212) 821-6071

All Others Please Call Toll-Free: (855) 565-0223